UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12.

BLUEBAY DESTRA INTERNATIONAL EVENT-DRIVEN CREDIT FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BlueBay Destra International Event-Driven Credit Fund

WE NEED YOUR VOTE!

December 3, 2025

Dear Valued Shareholder,

WE TRULY NEED YOUR VOTE! We would not undertake the expense of emailing you unless your vote was vital. The Special Meeting of Shareholders of the BlueBay Destra International Event-Driven Credit Fund (the “Fund”), is slated for December 9th. Our records indicate you have one or more accounts that have still yet to be voted; therefore, we are asking you to please take a moment now to submit your vote on the following proposals:

1.	A new investment sub-advisory agreement to allow the sub-advisor to utilize services of its U.S. based aﬃliate.

2.	The reclassification of the Fund from diversified to non-diversified to better position the portfolio for strategic opportunities and align more closely with its long-term investment objectives.

While the majority of votes to date are in favor of the proposals, we do not have enough people voting to hit the requisite threshold – and your vote could make the difference. Even if you were to simply cast an Abstain vote, which is neither For nor Against the proposals being voted on, it would be of great help to the Fund!

PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL. Please note that if you hold shares of the Fund across multiple accounts, you will need to submit a vote for each individual account. After submitting your initial vote using the link provided in this email, please make sure to scroll down to see if you have additional accounts that need to be voted.

Reasoning for the New Investment Sub-Advisory Agreement:

Under the existing sub-advisory agreement with RBC BlueBay, RBC BlueBay may not delegate the performance of any of its services; however, RBC BlueBay is seeking to amend the existing sub-advisory agreement so as to permit it to rely on persons employed by, and facilities and resources of, its affiliates. The Amended and Restated Sub-Advisory Agreement (“A&R Sub-Advisory Agreement”) would permit the Sub-Adviser to use persons employed by an “affiliated person” (as defined in the 1940 Act), each of whom shall be treated as an “associated person” of the Sub-Adviser (as defined in the Investment Advisers Act of 1940, as amended (“Advisers Act”)) to assist in providing discretionary or non-discretionary investment advisory services to the extent not prohibited by, or inconsistent with, the 1940 Act and Advisers Act. The Sub-Adviser will be responsible under the A&R Sub-Advisory Agreement for any action taken by such person on behalf of the Sub-Adviser to the same extent as if the Sub-Adviser had taken such action directly.

The terms of the A&R Sub-Advisory Agreement are substantially the same as the terms of the existing sub-advisory agreement with respect to services provided by RBC BlueBay. In addition, the sub-advisory fees payable to RBC BlueBay by Destra under the A&R Sub-Advisory Agreement are identical to the sub-advisory fees payable under the existing sub-advisory agreement.

Reasoning for the Change in the Fund’s Diversification Classification:

The Fund operated as a non-diversified fund from its inception until March 31, 2024, at which point it was reclassified as diversified after having maintained a diversified investment profile for the preceding three years. The Fund now seeks to return to non-diversified status to better position the portfolio for strategic opportunities and align more closely with its long-term investment objectives. This change is also expected to provide the Sub-Adviser with enhanced flexibility to manage the Fund’s portfolio in accordance with its investment strategy.

A brief summary of the proposals can be found here: www.OkapiVote.com/BlueBaySummary

The full proxy statement can be found here: www.OkapiVote.com/BlueBayDestra

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (855) 305-0656 or by email at: BlueBay@okapipartners.com.